Issuer Free Writing Prospectus, dated February 23, 2016

Filed Pursuant to Rule 433

Relating to the Preliminary Prospectus Supplement

Dated February 23, 2016 and

Registration Statement No. 333-203802

Welltower Inc.

Pricing Term Sheet

Issuer:	Welltower Inc.

Title of Securities:	4.25% Notes due 2026

Principal Amount:	$700,000,000

Trade Date:	February 23, 2016

Settlement Date:	T+5; March 1, 2016

Maturity:	April 1, 2026

Interest Payment Dates:	April 1 and October 1, commencing October 1, 2016

Coupon:	4.25% per year, accruing from March 1, 2016

Price to Public:	99.227% of the principal amount, plus accrued interest, if any

Yield to Maturity:	4.345%

Benchmark Treasury:	1.625% due February 15, 2026

Spread to Benchmark Treasury:	+ 260 basis points

Benchmark Treasury Price/Yield:	98-29 / 1.745%

Optional Redemption Provisions:

Make-Whole Call:	Make-whole call prior to January 1, 2026 at + 40 basis points

Par Call:	Par on or after January 1, 2026

CUSIP / ISIN:	95040Q AC8 / US95040QAC87

Anticipated Ratings* (Moody’s/S&P/Fitch):	Baa2/BBB/BBB+

Joint Book-Running Managers:	UBS Securities LLC Wells Fargo Securities, LLC Credit Agricole Securities (USA) Inc. J.P. Morgan Securities LLC KeyBanc Capital Markets Inc.

Senior Co-Managers:	Barclays Capital Inc. Citigroup Global Markets Inc. Deutsche Bank Securities Inc. Goldman, Sachs & Co. Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co LLC

Co-Managers:

BB&T Capital Markets, a division of BB&T Securities, LLC

BBVA Securities Inc.

BNY Mellon Capital Markets, LLC

The Huntington Investment Company

Loop Capital Markets LLC

Mitsubishi UFJ Securities (USA), Inc.

PNC Capital Markets LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting UBS Securities LLC toll-free: 1-888-827-7275 or Wells Fargo Securities, LLC toll-free: 1-800-645-3751 or by emailing wfscustomerservice@wellsfargo.com.